Exhibit 2.1

THE DEFINITIVE AGREEMENT FOR THE SHARE EXCHANGE & ACQUISITION

OF USA TAX & INSURANCE SERVICES & AMERICAN INVESTMENT SERVICES LLC BY

OMEGA COMMERCIAL FINANCE CORPORATION

THIS DEFINITIVE AGREEMENT FOR A SHARE EXCHANGE AND ACQUISITION (the “Agreement"), executed on October ___, 2012 by and among OMEGA COMMERCIAL FINANCE CORPORATION, a Wyoming corporation herein referenced as ("OMEGA"), and USA TAX & INSURANCE SERVICES, INC., a Florida subchapter S Corp., herein referenced as (“USTIS”) and AMERICAN INVESTMENT SERVICES LLC herein referenced as (“AIS”) a Florida Limited Liability Company, and collectively referred to herein (“THE COMPANY”), and Stephen Hand herein referenced as (the MAJORITY SHAREHOLDER).  The current managing members and MAJORITY SHAREHOLDER of (“USTIS”) AND (“AIS”) along with OMEGA, are collectively referred to herein as the (“PARTIES”).

RECITALS

Whereas: OMEGA upon signing of this agreement shall initiate a share exchange transaction pursuant to which OMEGA will sell Series B Cumulative Redeemable Preferred Stock shares of OMEGA which will enable OMEGA to acquire 100% shares of the issued and outstanding common stock, and majority ownership interest, of (“THE COMPANY”) once a total of Twenty Million ($20,000,000) in cash proceeds from the sale of OMEGA’s Series B Cumulative Redeemable Preferred Stock is paid out to Stephen Hand.

Whereas. OMEGA shall authorize the issuance of Series B Cumulative Redeemable Preferred Stock shares of OMEGA to finance the exchange, which will result in the payment of Twenty Million Dollars ($20,000,000) in cash proceeds to Stephen Hand.

Whereas: A “Bill of Sale”, in the form annexed hereto and referenced in (“Exhibit A”) shall be executed by both parties and retained in escrow until closing with Kenneth L. Kutner, Esq., until OMEGA delivers to Stephen Hand the full consideration of Twenty Million Dollars ($20,000,000) from the sale proceeds of the Series B Cumulative Redeemable Preferred Stock after which time a transfer of 100% ownership and outstanding common stock of the company shall take place.

Whereas: OMEGA trades under the ticker symbol (OTCQB: OCFN)  and is a publicly traded and diversified commercial real estate specialty finance holding company with its principal place of business in the United States.  OMEGA is using 100,000 shares of its preferred capital stock with a face value of $20 million.  These Series B Cumulative Redeemable Preferred Stock shares will carry a Par Value of $200 per share and annual dividend payments of 7.65%, disbursed semi-annually with a mandatory redemption of 2-Years.  The selling of these shares and the cash proceeds shall be OMEGA’s form of “currency/consideration” in the amount of Twenty Million Dollars ($20,000,000) cash proceeds which will be paid to Stephen Hand to purchase 100% ownership interest and outstanding common stock of (“THE COMPANY”).

Whereas: OMEGA trades under the ticker symbol (OTCQB: OCFN) is a publicly traded and diversified commercial real estate specialty finance holding company with its principal place of business in the United States. Its focus is primarily on originating, investing in, acquiring and managing senior performing or nonperforming commercial real estate mortgage loans, commercial mortgage-backed securities, commercial real estate corporate debt and loans, and other commercial real estate-related investments in the U.S.  Additional competencies’ include underwriting and originating of structured financing programs, all of which are secured by commercial real estate or other types of related or similar assets or equity interests. Regardless of the type of loan, OMEGA’s lending objective is to generate consistent revenue from interest income and origination fees from these structured financing programs.  OMEGA is an organization positioned to meet the demands of the financing capital markets.

Whereas: USTIS is a thriving  registered tax, insurance, and investment service provider with hundreds of producers across the country and a talented staff dedicated to training and supporting producers in all areas. USTIS services have expanded to include managed money, life insurance and more.  Collectively, USTIS producers have written over $5.5 Billion in premiums while helping thousands of clients to save money in taxes and build stronger financial futures. (“AIS”) is a FINRA approved operating (RIA) Registered Investment Advisor, structured with discretionary rights to the $38 million in Assets Under Management.

Whereas: Upon closing as set forth herein (“THE COMPANY”), and OMEGA will diversify OMEGA’s business operations through a financial service subsidiary company that can diversify its services and through UTSI offices implement a structured financing platform to offer these fixed income products.  Specifically, the highest rated tranches of commercial real estate mortgage pass through securities such as CMBS, CLO, and ABS, plus units in CRE asset managed funds backed by loans originated by Omega CRE Group and/or Omega Capital Street or by direct investments in private placements or PIPE’s with the underlying investment encompassing the capital stock of OMEGA such as preferred stock and or common stock warrants.

Whereas: Termination of this agreement will be at the sole discretion of (“THE COMPANY”) in the event a Sixty (60) day period from signing of the (“Agreement”) expires and the total sum of $20,000,000 in cash proceeds has not been paid to Stephen Hand in which case the Bill of Sale shall not be released from escrow. In the event of termination this Agreement shall be of no further force or effect.

Whereas: The Share Exchange shall become Effective immediately upon Stephen Hand’ s receipt of cash consideration in the amount of Twenty Million Dollars ($20,000,000) at which time there shall be a release of the Bill of Sale from escrow to OMEGA and at such time 100% ownership interest shall be acquired by Omega and the time of such effectiveness is hereinafter called the ("Effective Date.")

Whereas: Upon the execution of this (“Agreement”) subject to the Company’s agreement and supervision, Omega may have access to (“THE COMPANY”) representatives for the sole purpose of introducing additional products.

Whereas: The terms of this (“Agreement”) shall remain strictly confidential and may not be disclosed or disseminated to the public at large or to any third party by press release or any other manner.  Notwithstanding the foregoing OCFN may issue one Press Release that does not identify the Seller or his Company.  This provision as to confidentiality shall be binding, regardless of whether a (“Agreement”) is executed. However as a public company, Omega must follow regulatory disclosure procedures pursuant to an executed (“Agreement”) therefore must abide by those sanctions resulting in an 8-k filing.  Until the closing date, except as otherwise provided herein, (“THE COMPANY”) and OMEGA agree to keep the strictest of confidence, and not divulge, communicate, or use to detriment of the other any information concerning the transaction contemplated under this agreement.

Whereas: OMEGA will bring a diverse background in the Commercial Real Estate structured financing and CMBS industry, provide introductions, presentations, and updates to the U.S. commercial real estate market and implement loan underwriting, underwriting guidelines, mortgage derivatives, and REMIC structures.

Whereas: The Board of Directors of OMEGA and the Board of Directors of (“THE COMPANY”) have each approved the proposed transaction.

Whereas:  The (“Parties”) agree to a five (5) year NON-Compete Clause that is effective immediately upon the resignation of Stephen R. Hand as the owner of the (“THE COMPANY”), which shall prevent Stephen R. Hand and or affiliates, partners, associates, and or others from contacting or hiring the current officers, management, staff etc., registered brokers and or clients, in addition to the Assets Under Management. Notwithstanding the foregoing Stephen Hand, and the current Company C.E.O. Patrick Nichols maintain the right to continue to render services on behalf of Hand Tax Advisory Group as long as those activities are not a detriment to the ongoing business operations of (“THE COMPANY”).

Whereas: The MAJORITY SHAREHOLDER is the owner of all of the issued and outstanding common stock, or majority equity interest of  (“THE COMPANY”).

Whereas: The PARTIES, in consideration of the terms and conditions of this AGREEMENT, shall make certain representations, warranties and agreements in connection with the completion of this AGREEMENT.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the PARTIES hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1

The Exchange. On the Closing Date Stephen Hand shall receive cash proceeds in the sum of Twenty Million Dollars ($20,000,000) (as hereinafter defined). In consideration thereof, OMEGA shall own 100% majority interest of the issued and outstanding common stock of (“THE COMPANY”). In the event Stephen Hand does not receive Twenty Million Dollars ($20,000,000) cash proceeds at closing, this Agreement shall be deemed null and void and of no further force or effect.

1.2

The Consideration OMEGA will authorize their preferred stock component.  The preferred stock component issued by OMEGA is a total of 100,000 Series B Cumulative Redeemable Preferred shares at a par value of $200.00 per share that will be sold prior to closing for a total consideration to Mr. Stephen Hand of Twenty Million Dollars ($20,000,000).

1.3

Majority Ownership Interest. On the Closing Date, (“THE COMPANY”) shall receive Twenty Million Dollars ($20,000,000) from OMEGA, and (“THE COMPANY”) in consideration therefore shall deliver 100% majority ownership interest to a publicly traded holding company, Omega Commercial Finance Corp.  Immediately following the completion of the share exchange transaction through the issuance of the Exchange Shares, OMEGA shall have a total of approximately 35,850,900 shares of its common stock issued and outstanding. For Federal income tax purposes, it is intended that the share transfer and Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). Prior to closing, no interest in (“THE COMPANY”) or in any part thereof shall be deemed to have taken place. In addition, prior to closing, Omega shall have no right to pledge, mortgage, hypothecate or otherwise encumber all or any ownership interest in (“THE COMPANY”).

1.4

Bill of Sale.  On the Closing Date, the execution of the Bill of Sale that delivers 100% ownership interest to Omega Commercial Finance Corporation a publicly traded holding company  and is required to be escrowed with (“THE COMPANY’s”) attorney, Kenneth L. Kutner, Esq. and shall be released when the full consideration of Twenty Million Dollars is received by (“THE COMPANY”) and attached to an referenced herein as Exhibit A of this Agreement.

1.5

Bill of Sale Escrow Agreement: Both Parties have agreed to the conditions of the Bill of Sale that is required to be executed and retained in escrow by (“THE COMPANY’s”) attorney, Kenneth L. Kutner, Esq attached to and referenced as Exhibit B of this Agreement.

1.6

Description Of The Preferred Stock Shares. OMEGA shall upon the singing of this agreement authorize a total of one hundred thousand (100,000) Series B Cumulative Callable Preferred Stock shares that are currently in blank check form in the name of Stephen Hand that have a face value of $20 million dollars, Par Value of $200 per share, redeemable in 2-years, and callable by issuer in 1-year, with a cumulative semi-annual dividend payment of 7.65%.

1.7

Registration of The Preferred Stock: OMEGA immediately upon the signing of this agreement shall file an S-1 registration and all other regulatory requirements to deliver free trading shares to be sold in the public market, hence “free trading”.

1.8

The Arrangement of The Preferred Share Sale: The arrangement for the selling of the 100,000 Series B Cumulative Redeemable Preferred shares is administered by licensed financial advisers and capital markets advisory firms. All proceeds shall be escrowed with a 3rd party escrow attorney agreed upon by both parties and released to Seller’s attorney, Kenneth L. Kutner, Esq or to Seller at closing.

1.9

Verification of Transfer of Majority Interest to Omega.  Upon the signing of this Share Exchange Agreement and pursuant to the closing and payment as described herein (“THE COMPANY”) will immediately file a Form BD regarding AMERICAN INVESTMENT SERVICES LLC, which verifies that the 100% majority ownership for OMEGA is reported with FINRA and all other appropriate regulatory agencies.

1.10

Closing Date and Closing Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing Date") to be held on the soonest of (i) 60-days after the parties have executed this Agreement or (ii) the first business day on which the last of the conditions set forth in Article V have been fulfilled or waived, or (iii) such other date as the parties hereto may agree, at such time and place as the parties hereto may agree. If the Closing Date does not take place before December 15th2012, (“THE COMPANY”) may declare this agreement null and void.

1.11

The Effective Date. The Share Exchange & Acquisition Agreement shall become “Effective” immediately after Stephen Hand is in receipt of the cash payment of Twenty Million Dollars ($20,000,000) and the “Bill of Sale” is released to OMEGA, which at such time the effectiveness is hereinafter called the "Effective Date."

1.12

 Officers.  Stephen Hand is the current majority shareholder of (“THE COMPANY”).  Following the Closing Date OMEGA & existing management of (“THE COMPANY”) shall maintain the current back office and management responsibilities for operating, managing, and administrating all compliance and regulatory requirements to maintain (“THE COMPANY”)’s current FINRA status.

1.13 Binding Agreement. This Agreement constitutes a binding agreement or a final and definitive agreement as accepted by (“THE COMPANY”) and OMEGA and has been negotiated, fully executed, and delivered by both parties.

1.13

Personal Property.  The art collection in USA’s corporate office is not a part of this sale as it is personal property owned by Stephen Hand.  Stephen Hand shall retain any personal vehicles presently in the corporate name at his own expense and any lease or title must be assumed by or transferred to the name of Stephen Hand.

1.14

 Contracts. After closing OMEGA shall assume all outstanding contracts including copier, phone and lease.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of OMEGA.  OMEGA represents and warrants to the MAJORITY SHAREHOLDER the following:

(a) Organization, Standing and Power. OMEGA is a corporation duly organized, validly existing and in good standing under the laws of the state of Wyoming, is a listed company on the Pink Sheets of United States of America, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary as well as full power and authority to execute, deliver, and perform this agreement.  This agreement represents the legal, valid, and binding obligations of such representing party enforceable in accordance with its respective terms.

(b) Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of OMEGA consists of 100,000,000 shares of Common Stock with a par value of $0.01 per share, of which 35,850,900 shares are currently issued and outstanding, and 10,000,000 authorized shares of Preferred Stock with a par value of $5.00 per share, of which no shares are currently issued and outstanding. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of OMEGA approving such issuance, validly issued, fully paid and non-assessable, and not subject to preemptive rights. Except as otherwise specified herein, as of the date of the execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from OMEGA at any time, or upon the happening of any stated event, any shares of the capital stock of OMEGA whether or not presently issued or outstanding.

(c) Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of OMEGA will be delivered to (“THE COMPANY”), prior to the Closing Date, and will be certified as true, correct and complete copies thereof. The minute book of OMEGA, which will be made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of OMEGA since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d) Authority. OMEGA has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of OMEGA. No other corporate or shareholder proceedings on the part of OMEGA are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e) Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby, will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of OMEGA or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OMEGA which violation would have a material adverse effect on OMEGA taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to OMEGA in connection with the execution and delivery of this Agreement by OMEGA or the consummation by OMEGA of the transactions contemplated hereby.

(f) Books and Records. OMEGA will make available for inspection, prior to the Closing Date, by MAJORITY SHAREHOLDER upon reasonable request all the books of OMEGA relating to the business of OMEGA. Such books of OMEGA have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to MAJORITY SHAREHOLDER by OMEGA are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g) Compliance with Laws. OMEGA is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

(h) SEC Filings. Omega's predecessor company filed a registration statement with the SEC under the Securities Act of 1934. Thereafter, Omega's predecessor company or OMEGA has filed all periodic reports required to be filed with the Securities Exchange Commission and, as of the date hereof, is current in its filing obligations.

(i) Financial Statements and Tax Returns. Copies of Omega's audited financial statements for the fiscal year ended December 31, 2011, its financial statements for the periods ending March 31, and June 30, 2012 can be obtained by (“THE COMPANY”) on the SEC website.

(j) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of OMEGA, threatened against or affecting OMEGA, or its Management or Officers, which is reasonably likely to have a material adverse effect on OMEGA, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against OMEGA having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k) Tax Returns. OMEGA has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon OMEGA.

(l) Retaining of Current Management. OMEGA shall retain current management through the transition period of the ownership up to a minimum of period of 3 years. OMEGA at its sole discretion may terminate any employment of supporting staff and or administration recommended by current management at any time after the exchange of ownership.

(m) Advisory Board Chairman. OMEGA shall retain Stephen Hand and compensate him with the continuation of Stephen Hand’s present health insurance coverage and an annual compensation of $120,000 paid quarterly plus 100,000 shares of OMEGA’s common stock per year as the Chairman of the US Tax & Insurance Advisory Board. The board will consist of five (5) members total three (3) of the five (5) will be appointed by the Board of Director(s) of OMEGA, and the remaining two (2) appointed by Stephen Hand.  All other board members will be compensated annually with 10,000 shares of Omega Commercial Finance Corporation common stock.

2.2 Representations and Warranties of (“THE COMPANY”).  (“THE COMPANY”) represents and warrants to OMEGA as follows:

(a) Organization, Standing and Power. (“THE COMPANY”) is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b) Capital Structure. The authorized capital stock of (“THE COMPANY”) consists of membership units, all of which are held by the Majority Shareholder. All of the issued and outstanding membership units of (“THE COMPANY”) were issued in compliance with all applicable securities laws, as applicable. Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from (“THE COMPANY”) at any time, or upon the happening of any stated event, any membership interests in the capital stock, or equity, of (“THE COMPANY”).

(c) Certificate of Incorporation, Bylaws and Minute Books. The copies of the formation documents, including the Articles of Incorporation or equivalent and the other corporate documents of (“THE COMPANY”) are true, correct and complete copies thereof. The minute books or equivalent of (“THE COMPANY”) which are available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the Shareholder of (“THE COMPANY”) since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d) Authority. MAJORITY SHAREHOLDER has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of MAJORITY SHAREHOLDER are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e) Conflict with Agreements; Approvals. Except as disclosed by (“THE COMPANY”), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of (“THE COMPANY”) or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to (“THE COMPANY”) or its properties or assets except for consent necessary for an accounting and navigating system. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to (“THE COMPANY”) in connection with the execution and delivery of this Agreement by MAJORITY SHAREHOLDER, or the consummation by MAJORITY SHAREHOLDER of the transactions contemplated hereby.

(f) Financial Statements. A copy of financial statements of (“THE COMPANY”) for the year ended December 31, 2010 and year-to-date for 2011 will be delivered to OMEGA before the Closing Date. Omega confirms that it has received the financial statements.

(g) Books and Records. (“THE COMPANY”) has made or will make available for inspection by OMEGA upon reasonable request all the books of account, relating to the business of (“THE COMPANY”). Such books of account of (“THE COMPANY”) have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to OMEGA by (“THE COMPANY”) are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h) Compliance with Laws. (“THE COMPANY”) is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

(i) Liabilities and Obligations. (“THE COMPANY”) has no material liabilities or obligations absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the (“THE COMPANY”)’s financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(j) Indemnification.  Omega shall indemnify and hold harmless USA and Stephen Hand from and against any claims, damages, losses, costs, or expenses including reasonable attorneys fees that arise after the date of the closing with the exception of those stemming from or a result of but not limited to (“THE COMPANY”) activities, transactions, and all other business related manifestations occurring prior to the closing date.

(k) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of (“THE COMPANY”) threatened against or affecting (“THE COMPANY”), or it’s Management or Officers, which is reasonably likely to have a material adverse effect on (“THE COMPANY”), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against (“THE COMPANY”) having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(l) Taxes. (“THE COMPANY”) has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and (“THE COMPANY”) has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. (“THE COMPANY”) knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(m) Licenses, Permits; Intellectual Property. (“THE COMPANY”) owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

(n) Current Employees & Staff. (THE COMPANY) agrees to a five-year NON-Compete Clause that is effective immediately upon the effectiveness date of this agreement, which shall prevent Stephen R. Hand and or affiliates, partners, associates, and or others from contacting or hiring the current officers, management, staff etc., registered brokers and or clients, in addition to the Assets Under Management.

2.3 Representations and Warranties of the Shareholder. By execution of this Agreement, each of the MAJORITY SHAREHOLDER represents and warrants to OMEGA as follows:

(a) Shares Free and Clear. The membership units of (“THE COMPANY”) which he owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b) Unqualified Right to Transfer Shares. He has the unqualified right to sell, assign, and deliver the membership units of (“THE COMPANY”) specified herein and, upon consummation of the transactions contemplated by this Agreement, OMEGA will acquire good and valid title to such membership units, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c) Agreement and Transaction Duly Authorized. He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such MAJORITY SHAREHOLDER is a party or by which such MAJORITY SHAREHOLDER is bound.

(d) Current Employees & Staff. Except as otherwise provided herewith, the Majority Shareholder agrees to a five year NON-Compete Clause that is effective immediately upon the effectiveness date of this agreement, which shall prevent Stephen R. Hand and or affiliates, partners, associates, and or others from contacting or hiring the current officers, management, staff etc., registered brokers and or clients, in addition to the Assets Under Management.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1 Covenants of (“THE COMPANY”) and OMEGA. During the period from the date of this Agreement and continuing until the Closing Date, (“THE COMPANY”) and OMEGA each agree as to themselves (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a) Ordinary Course. Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b) Dividends; Changes in Stock. No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c) Issuance of Securities. No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d) Governing Documents. No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e) No Dispositions. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f) Indebtedness. No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice unless authorized by this Agreement or written consent of the parties.

3.2 Other Actions. No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1 Restricted OMEGA Shares. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute "offshore transactions" as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption there from. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing Date an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2 Access to Information. Upon reasonable notice, OMEGA and (“THE COMPANY”) shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of OMEGA and (“THE COMPANY”) shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable, and (b) all other information concerning its business, properties and personnel as such other party may reasonably request, as applicable. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 Legal Conditions to Exchange. Each of OMEGA and (“THE COMPANY”) shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by OMEGA or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4 Current Business of OMEGA. OMEGA shall continue to operate its business following the Closing of the Share Exchange Agreement, and (“THE COMPANY”) shall continue to operate as a wholly-owned subsidiary of OMEGA. Such matters include, inter alia, all business and business contracts, tenancy agreements, employment contracts, rights and obligations (other than those specifically described in this Agreement) and/or other liabilities of whatsoever kind.

ARTICLE V

CONDITIONS PRECEDENT

5.1 Conditions to Each Party's Obligation to Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon the execution of the Bill of Sale that will be placed in escrow with  Kenneth L. Kutner, Esq. plus the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2 Conditions to Obligations of OMEGA. The obligation of OMEGA to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by OMEGA:

(a) The Majority Shareholder. Stephen Hand is in the receipt of Twenty Million Dollars ($20,000,000) from the disposition of the Series B Cumulative Callable Preferred Stock Shares, that is to be facilitated by the Effectiveness Date described herein on the behalf of the Majority Shareholder.

(b)  Representations and Warranties. The representations and warranties of (“THE COMPANY”) and of the MAJORITY SHAREHOLDER set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and OMEGA shall have received a certificate signed on behalf of (“THE COMPANY”) by the Director and CEO of (“THE COMPANY”) and a certificate signed by the MAJORITY SHAREHOLDER to such effect.

(c) Performance of Obligations of (“THE COMPANY”). (“THE COMPANY”) shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and OMEGA shall have received a certificate signed on behalf of (“THE COMPANY”) by its Director to such effect.

(d) Closing Documents. OMEGA shall have received such certificates and other closing documents as counsel for OMEGA shall reasonably request.

(e) No Dissenting Shares. MAJORITY SHAREHOLDER, holding 100% of the issued and outstanding common stock of number of shares of common stock of (“THE COMPANY”) shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

(f) Consents. (“THE COMPANY”) shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of OMEGA, individually or in the aggregate, have a material adverse effect on (“THE COMPANY”) and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. (“THE COMPANY”) shall also have received the approval of its Shareholders in accordance with applicable law.

(h) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of OMEGA, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against (“THE COMPANY”), the consequences of which, in the reasonable judgment of OMEGA, could be materially adverse to (“THE COMPANY”).

5.3 Conditions to Obligations of (“THE COMPANY”). The obligation of (“THE COMPANY”) to effect the Exchange is subject to the satisfaction of the following conditions unless waived by (“THE COMPANY”).

(a) Representations and Warranties. The representations and warranties of OMEGA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, (“THE COMPANY”) shall have received a certificate signed on behalf of OMEGA by its President to such effect.

(b) Performance of Obligations of OMEGA. OMEGA shall have performed in all material respects all obligations required to be performed by it under this Agreement, particularly Article I, at or prior to the Closing Date, and (“THE COMPANY”) shall have received a certificate signed on behalf of OMEGA by the President to such effect.

(c) Closing Documents. (“THE COMPANY”) shall have received such certificates and other closing documents as counsel for (“THE COMPANY”) shall reasonably request.

(d) Consents. OMEGA shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of (“THE COMPANY”), made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against OMEGA the consequences of which, in the reasonable judgment of (“THE COMPANY”), could be materially adverse to OMEGA.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of OMEGA, (“THE COMPANY”) and the MAJORITY SHAREHOLDER;

(b) by either OMEGA, (“THE COMPANY”), or the MAJORITY SHAREHOLDER if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c) by either OMEGA, (“THE COMPANY”) or the MAJORITY SHAREHOLDER if the Exchange shall not have been consummated before December 15, 2012.

6.2 Effect of Termination. In the event of termination of this Agreement by any of the parties hereto as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3 Amendment. This Agreement may be amended by mutual agreement of the parties hereto, provided that in the case of OMEGA and (“THE COMPANY”), any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective Shareholder. Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

GENERAL PROVISIONS

7.1 Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of three years from the date of this Agreement.

7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   If to:

Omega Commercial Finance Corp.

1000 5th Street, Suite 200

Miami Beach, Florida 3313

(c)   If to the MAJORITY SHAREHOLDER

Stephen Hand

4114 Woodlands Pkwy  Suite 402

Palm Harbor FL, 34685

With a copy to

Kenneth L. Kutner, Esq.

100 Park Avenue, 20th Floor

New York, New York 10017

(b) If to: USA Tax & Insurance Services 4114 Woodlands Pkwy Suite 402 Palm Harbor, FL, 34685 With a copy to Kenneth L. Kutner, Esq. 100 Park Avenue, 20th Floor New York, New York 10017

7.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become binding and effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to principles or conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Florida State or any federal court in the State of Florida in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8 Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above. (Please refer to the signed page)

OMEGA COMMERCIAL FINANCE CORP.

/s/
Jon S. Cummings IV, President Date: / /2012

USA Tax & Insurance Services

/s/
Stephen Hand, Director & President Date: / /2012